DAIRY FRESH FARMS INC.
PRO FORMA AUDITED CONSOLIDATED FINANCIAL INFORMATION
BALANCE SHEET AS OF DECEMBER 31, 2006

The following proforma consolidated financial information gives effect to the acquisition of Great Bear Explorations, Inc. (the Acquisition). This proforma balance sheet assumes the transaction occurred as of December 31, 2006.
The proforma consolidated financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results of financial position of Dairy Fresh Farms, Inc. after the Acquisition.

ASSETS:	Dairy Fresh Farms	Great Bear Explorations	Effect of Acquisition	Post Acquisition
CURRENT ASSETS
Cash	$375,858	$-	$-	$751,716
Accounts receivable, net	77,713	1,028,820	-	1,106,533
Prepaid expenses and other current assets	387	34,053	-	34,440
Total current assets	453,958	1,062,873	-	1,892,689

Property, plant and equipment, net	9,593	-	-	9,593

TOTAL ASSETS	$463,551	$1,062,873	$-	$1,902,282

LIABILITIES AND STOCKHOLDERS' DEFICIENCY:

CURRENT LIABILITIES:
Cash overdraft	$-	$5	$-	$5
Accounts payable and accrued liabilities	458,493	48,800	-	507,293
Management contracts payable	213,910	-	-	213,910
Note payable	85,815	240,124	-	325,939
Loan payable from affiliates	-	1,623,554	-	1,623,554
Total current liabilities	758,218	1,912,483	-	2,670,701

TOTAL LIABILITIES	758,218	1,912,483	-	2,670,701

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY:
Common stock, $0.001 par value, 75,000,000 shares authorized,
56,897,292 issued and outstanding as of December 31, 2007	6,087	-	-	6,087
Additional paid-in-capital	3,153,719	-	-	3,153,719
Accumulated comprehensive loss	(101,762)	(3,950)	-	(105,712)
Accumulated deficit	(3,352,711)	(845,660)	-	(4,198,371)
TOTAL STOCKHOLDERS' DEFICIENCY	(294,667)	(849,610)	-	(1,144,277)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$463,551	$1,062,873	$-	$1,526,424

The accompanying notes are an integral part of these consolidated financial statements.

DAIRY FRESH FARMS INC.
PRO FORMA AUDITED CONSOLIDATED FINANCIAL INFORMATION
INCOME STATEMENT AS OF DECEMBER 31, 2006

The following proforma consolidated financial information gives effect to the acquisition of Great Bear Explorations, Inc. (the Acquisition). This proforma income statement assumes the transaction occurred as of December 31, 2006. The proforma consolidated financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results of financial position of Dairy Fresh Farms, Inc. after the Acquisition.

	Dairy Fresh Farms	Great Bear Explorations	Effect of Acquisition	Post Acquisition

REVENUES:
Revenue	-	-	-	-
	-	-	-	-
OPERATING EXPENSES:
General and administrative expenses	1,141,181	23,262	-	1,164,443
Total operating expenses	1,141,181	23,262	-	1,164,443

OPERATING LOSS	(1,141,181)	(23,262)	-	(1,164,443)

OTHER (INCOME) AND EXPENSES
Interest expense	1,943	58,666	-	60,609
Gain from restructuring cost	-	-	-	-
Write off oil and gas agreement	-	598,198	-	598,198
Total other (income) expense	1,943	656,864	-	658,807

LOSS BEFORE TAXES	(1,143,124)	(680,126)	-	(1,823,250)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	-	-	-	-

NET LOSS	$(1,143,124)	$(680,126)	$-	$(1,823,250)

NET LOSS PER SHARE:
Basic and diluted:	$(0.07)	$-	$-	$(0.11)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted:	16,549,378	-	-	16,549,378

The accompanying notes are an integral part of these consolidated financial statements.